Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-83978, 333-81596, 333-70356, 333-73938, 333-40984 and
333-32256) and in the related prospectuses, and on Form S-8 pertaining to the 2002 Equity Incentive Plan (No. 333-91916); the 1992 Stock Option Plan (Nos. 333-70414, 333-45762, 333-71181 and 333-33635); the 1992 Stock Option Plan and
the 1996 Directors' Stock Option Plan (Nos. 333-93527 and 333-12487) of our report dated February 10, 2003, with respect to the consolidated financial statements of Geron Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2002.


                                        /s/ Ernst & Young LLP

Palo Alto, California
February 27, 2003